EXHIBIT 23.04
December 18, 2006
Mr. Eric Ludwig
Vice President of Finance
Glu Mobile
1800 Gateway Drive, 2nd Floor
San Mateo, CA 94404

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC VALUATION IN S-1 FILING OF GLU MOBILE
Dear Mr. Ludwig:
We hereby consent to the inclusion in the registration statement on Form S-1 of Glu Mobile for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our final reports as of various dates relating to the estimation of the fair value of the common stock and preferred stock of Glu Mobile, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Duff & Phelps, LLC
Duff & Phelps, LLC
www.duffandphelps.com